Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	ALCS Media Relations
(804) 484-8897

Altria Group, Inc. Director Robert E. R. Huntley Announces Decision to

Retire from Board of Directors

RICHMOND, Va. (November 3, 2010) – Robert E. R. Huntley has notified Altria Group, Inc. of his decision to retire from Board service following the completion of his current term. Consequently, Mr. Huntley will not stand for re-election to the Board of Directors of Altria Group, Inc. at the 2011 Annual Meeting of Shareholders. Mr. Huntley has diligently served on Altria’s Board of Directors for nearly 34 years.

“We thank Bob for his long-standing service to Altria Group and wish him well,” said Michael E. Szymanczyk, chairman and chief executive officer, Altria Group, Inc. “Bob has made countless contributions over the years and I look forward to working with him over the remaining months of his term.”

Mr. Huntley joined the Board of Directors in 1976 and currently serves as Presiding Director and a member of the Compensation, Executive, Finance, and Nominating, Corporate Governance and Social Responsibility Committees.

Mr. Huntley retired as counsel to the law firm of Hunton & Williams LLP in December 1995, a position he had held since 1988. Previously, Mr. Huntley had served as Chairman, President and Chief Executive Officer of Best Products Co., Inc., Professor of Law at Washington and Lee School of Law and President of Washington and Lee University.

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